Exhibit 99.1

Moderna Reports Third Quarter 2025 Financial Results and Provides Business Updates
Reports third quarter revenue of $1.0 billion, GAAP net loss of $(0.2) billion and GAAP EPS of $(0.51)

Narrows 2025 projected revenue range to $1.6 - $2.0 billion

Improves 2025 expected GAAP operating expenses by $0.7 billion to a range of $5.2 - $5.4 billion

Increases 2025 expected year-end cash balance by $0.5 billion - $1 billion to a range of $6.5 - $7.0 billion

CAMBRIDGE, MA / ACCESSWIRE / November 6, 2025 / Moderna, Inc. (NASDAQ:MRNA) today reported financial results and provided business updates for the third quarter of 2025.
“We delivered strong commercial and financial performance in the third quarter, supported by COVID vaccine sales following the successful launch of mNEXSPIKE and a significant improvement in expected 2025 operating expenses from our ongoing cost-reduction initiatives,” said Stéphane Bancel, Chief Executive Officer of Moderna. “We remain highly focused on operational excellence and financial discipline to advance our pipeline and expand the reach of our commercial portfolio. We look forward to sharing further updates on our business and pipeline at our annual Analyst Day on November 20.”
Recent progress includes:
Commercial Updates
COVID-19: The Company reported $971 million in COVID vaccine sales in the third quarter of 2025, which includes $781 million of U.S. sales and $190 million of international sales. The Company has received approval in 40 countries of its 2025-2026 formula for Spikevax®. Moderna has also received U.S. Food and Drug Administration (FDA) approval of its 2025-2026 formula for mNEXSPIKE®, the Company's new COVID vaccine in all adults aged 65 and older, as well as individuals aged 12-64 years with at least one underlying risk factor. mNEXSPIKE is also approved in Canada and the Company has filed and is targeting 2026 approvals in Australia, the EU, Japan and Taiwan.

RSV: The Company reported $2 million in mRESVIA® sales in the third quarter of 2025. mRESVIA, the Company's vaccine for the prevention of lower respiratory tract disease (LRTD) caused by RSV, is approved for all adults aged 60 years and older in 40 countries. It is also approved in 31 of those countries for individuals 18-59 years of age who are at increased risk for disease.
Third Quarter 2025 Financial Results

Revenue: Total revenue for the third quarter of 2025 was $1.0 billion, a 45% decrease from $1.9 billion in the same period in 2024. The decline was primarily driven by a $847 million, or 47%, decrease in net product sales, mainly due to lower COVID vaccine sales. In the U.S., the decrease reflected reduced vaccination rates year over year. The third quarter of 2024 also included an approximately $140 million positive adjustment related to prior-period sales provision estimates, which did not recur in 2025. During the quarter, the Company initiated commercial sales in the U.S. of mNEXSPIKE, as part of the 2025-2026 respiratory virus season. Outside the U.S., revenue decreased primarily due to the completion of certain government contracts and the timing of deliveries.

Cost of Sales: Cost of sales for the third quarter of 2025 was $207 million, which included third-party royalties of $43 million and inventory write-downs of $67 million. Cost of sales decreased 60% compared to the same period in 2024, primarily reflecting lower inventory write-downs and reduced unutilized manufacturing capacity, as well as lower sales volume. As a percentage of net product sales, cost of sales was 21% compared to 28% in the third quarter of 2024. The improvement was mainly driven by productivity gains and efficiencies across manufacturing operations despite lower volumes.

Research and Development Expenses: Research and development expenses for the third quarter of 2025 were $801 million, a 30% decrease compared to the same period in 2024. The reduction was primarily driven by continued investment prioritization and efficiency gains in the execution of clinical trials. Last year's results also included an expense related to the purchase of a priority review voucher.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the third quarter of 2025 were $268 million, a 5% decrease compared to the same period in 2024. The decline was primarily driven by reductions in consulting and external services across multiple functions, as well as lower digital and facility-related costs, reflecting the Company’s continued cost discipline and ongoing efforts to streamline operations.

Income Taxes: Income tax provisions for both periods were not material, as the Company continues to maintain a global valuation allowance against most of its deferred tax assets.

Net Income (Loss): Net loss was $(200) million for the third quarter of 2025, compared to net income of $13 million for the third quarter of 2024.

Earnings (Loss) Per Share: Loss per share was $(0.51) for the third quarter of 2025, compared to earnings per share of $0.03 for the third quarter of 2024.

Cash Position: Cash, cash equivalents and investments as of September 30, 2025, were $6.6 billion, compared to $7.5 billion as of June 30, 2025. The decrease during the quarter was primarily driven by seasonal impacts on working capital.

2025 Financial Framework
Revenue: The Company narrowed its 2025 projected revenue range from $1.5 to $2.2 billion to $1.6 to $2.0 billion, reflecting third quarter results and expectations for the remainder of the year.
Cost of Sales: Cost of sales for 2025 is expected to be approximately $0.8 to $0.9 billion, lowered from $1.2 billion.
Research and Development Expenses: Research and development expenses for 2025 are anticipated to be $3.3 to $3.4 billion, lowered from previous expectations of $3.6 to $3.8 billion.
Selling, General and Administrative Expenses: Selling, general and administrative expenses for 2025 are projected to be approximately $1.1 billion.
Income Taxes: The Company continues to expect its full-year tax expense to be negligible.
Capital Expenditures: Capital expenditures for 2025 are expected to be approximately $0.3 billion.

Cash and Investments: Year-end cash and investments for 2025 are projected to be $6.5 to $7 billion, increased from previous expectations of approximately $6 billion.
Recent Progress and Upcoming Late-Stage Pipeline Milestones
Respiratory vaccines:
•Seasonal flu vaccine: In October 2025, Moderna presented Phase 3 efficacy and safety data for its seasonal flu vaccine (mRNA-1010) at IDWeek 2025, and Phase 3 relative vaccine efficacy in a high-risk subset of patients at The European Scientific Working Group on Influenza (ESWI) Conference 2025. The Company expects to complete submissions for approval of mRNA-1010 in the U.S., Canada, Australia and Europe by January 2026.

•Seasonal flu + COVID vaccine: The Company presented Phase 3 immunogenicity subanalyses for its flu/COVID combination vaccine (mRNA-1083) for adults aged 50 years and older at ESWI 2025. The Company expects to refile with Health Canada in 2025 and is awaiting further guidance from U.S. FDA on refiling. Currently, the Company's mRNA-1083 filing is under review with the European Medicines Agency (EMA).

Latent and other vaccines:

•Norovirus vaccine: Moderna's ongoing Phase 3 safety and efficacy study of its trivalent vaccine against norovirus (mRNA-1403) has not accrued sufficient cases and will now enroll a second Northern Hemisphere season (2025-2026) for additional case accruals. The timing of the Phase 3 readout will continue to be dependent on case accruals.
•Cytomegalovirus (CMV) vaccine: After announcing that the Phase 3 study of mRNA-1647 did not meet its primary efficacy endpoint, Moderna is discontinuing development of its congenital CMV program. The Company will continue to evaluate mRNA-1647 in an ongoing Phase 2 trial of bone marrow transplant patients.

Oncology therapeutics:

•Intismeran autogene: Moderna continues to make progress on advancing mRNA-4157 in the clinic. In collaboration with Merck, the Phase 3 clinical trial for adjuvant melanoma is fully enrolled. Two non-small cell lung cancer (NSCLC) Phase 3 studies for those with and without prior neoadjuvant treatment are enrolling. Separate randomized Phase 2 studies for high-risk muscle invasive and high-risk non-muscle invasive bladder cancer are enrolling, a Phase 2 study of first-line treatment for patients with metastatic melanoma is also enrolling, and a randomized Phase 2 study for adjuvant renal cell carcinoma is fully enrolled. Further, Moderna and Merck have launched a new Phase 2 study of first-line treatment for patients with metastatic squamous NSCLC.

•mRNA-4359: The Phase 1/2 study of mRNA-4359, Moderna's investigational mRNA-based therapy designed to elicit T-cell immune responses against tumor and immunosuppressive cells, is ongoing. Phase 1b data for mRNA-4359 was recently presented at the 2025 European Society for Medical Oncology (ESMO) Congress. The Phase 2 portion of the study, which includes cohorts in first-line metastatic melanoma and first-line metastatic NSCLC, is enrolling patients.

Rare disease therapeutics:

•Propionic acidemia (PA) therapeutic: The Company recently presented final results from the Part 1 dose-escalation cohorts of its ongoing Phase 1/2 study and cumulative data from ongoing participants in the extension study of its investigational therapeutic for PA (mRNA-3927) at the International Congress of Inborn Errors of Metabolism (ICIEM) 2025. In the study, which is designed to evaluate safety and pharmacology in trial participants with PA, mRNA-3927 has been generally well-tolerated to date with no events meeting protocol-defined dose-limiting toxicity criteria. Previously presented results suggest potential decreases in annualized metabolic decompensation event (MDE) frequency compared to pre-treatment, and the majority of patients have elected to continue on the open label extension study. The Company's PA candidate is in a registrational study and target enrollment has been reached.

•Methylmalonic acidemia (MMA) therapeutic: Moderna recently shared interim data from the Phase 1/2 study of its investigational therapeutic for MMA (mRNA-3705) at ICIEM 2025. mRNA-3705 has been selected by the FDA for the Support for Clinical Trials Advancing Rare Disease Therapeutics (START) pilot program, and the FDA and Moderna have agreed on the pivotal study design. The Company expects to start a registrational study in 2026.

Moderna Corporate Updates
•The Company opened its state-of-the-art manufacturing and R&D facility in the UK, which is now licensed by the Medicines and Healthcare products Regulatory Agency (MHRA)
•Moderna announced the first made-in-Canada mRNA vaccines were delivered to Canadian provinces and territories
•The Company's manufacturing facility in Australia was recently granted its Good Manufacturing Practice (GMP) license from the Therapeutic Goods Administration (TGA)
Company Accolades
•Moderna was recognized on BioSpace's Best Places to Work in Biopharma ranking of large employers (fifth consecutive year)
•Moderna was ranked as a top employer in the global biopharmaceutical industry by Science on the Science Careers' 2025 Top Employers Survey (eleventh consecutive year)

Key 2025 Investor and Analyst Event Dates
•Analyst Day: November 20

Investor Call and Webcast Information

Moderna will host a live conference call and webcast at 8:00 a.m. ET on November 6, 2025. To access the live conference call via telephone, please register at the link below. Once registered, dial-in numbers and a unique pin number will be provided. A live webcast of the call will also be available under "Events and Presentations" in the Investors section of the Moderna website.

•Telephone: https://register-conf.media-server.com/register/BIc5ea89c0e58143c29f38efc11c3bccc4
•Webcast: https://investors.modernatx.com

The archived webcast will be available on Moderna's website approximately two hours after the conference call and will be available for one year following the call.

About Moderna

Moderna is a leader in the creation of the field of mRNA medicine. Through the advancement of mRNA technology, Moderna is reimagining how medicines are made and transforming how we treat and prevent disease for everyone. By working at the intersection of science, technology and health for more than a decade, the company has developed medicines at unprecedented speed and efficiency, including one of the earliest and most effective COVID vaccines.

Moderna's mRNA platform has enabled the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and autoimmune diseases. With a unique culture and a global team driven by the Moderna values and mindsets to responsibly change the future of human health, Moderna strives to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Net product sales	$973	$1,820	$1,172	$2,171
Other revenue[1]	43	42	94	99
Total revenue	1,016	1,862	1,266	2,270
Operating expenses:
Cost of sales	207	514	416	725
Research and development	801	1,137	2,357	3,421
Selling, general and administrative	268	281	710	823
Total operating expenses	1,276	1,932	3,483	4,969
Loss from operations	(260)	(70)	(2,217)	(2,699)
Interest income	73	103	244	334
Other income (expense), net	—	(12)	4	(58)
(Loss) income before income taxes	(187)	21	(1,969)	(2,423)
Provision for income taxes	13	8	27	18
Net (loss) income	$(200)	$13	$(1,996)	$(2,441)

Net (loss) earnings per share
Basic	$(0.51)	$0.03	$(5.15)	$(6.37)
Diluted	$(0.51)	$0.03	$(5.15)	$(6.37)

Weighted average common shares used in calculation of net (loss) earnings per share
Basic	390	385	388	383
Diluted	390	399	388	383
_______
1Includes grant, collaboration, licensing and royalty, and other miscellaneous revenue.

MODERNA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,132	$1,927
Investments	3,372	5,098
Accounts receivable, net	1,046	358
Inventory	332	117
Prepaid expenses and other current assets	716	599
Total current assets	6,598	8,099
Investments, non-current	2,143	2,494
Property, plant and equipment, net	2,126	2,196
Right-of-use assets, operating leases	738	759
Other non-current assets	530	594
Total assets	$12,135	$14,142
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$267	$405
Accrued liabilities	1,178	1,427
Deferred revenue	163	153
Other current liabilities	73	221
Total current liabilities	1,681	2,206
Deferred revenue, non-current	157	58
Operating lease liabilities, non-current	660	671
Financing lease liabilities, non-current	26	39
Other non-current liabilities	281	267
Total liabilities	2,805	3,241
Stockholders’ equity:
Additional paid-in capital	1,254	866
Accumulated other comprehensive income (loss)	27	(10)
Retained earnings	8,049	10,045
Total stockholders’ equity	9,330	10,901
Total liabilities and stockholders’ equity	$12,135	$14,142

MODERNA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2025	2024
Operating activities
Net loss	$(1,996)	$(2,441)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	370	325
Depreciation and amortization	148	129
Amortization/accretion of investments	(54)	(76)
Loss on equity investments, net	5	43
Other non-cash items	50	6
Changes in assets and liabilities:
Accounts receivable, net	(703)	(672)
Prepaid expenses and other assets	(84)	(147)
Inventory	(213)	(208)
Right-of-use assets, operating leases	28	(63)
Accounts payable	(114)	(103)
Accrued liabilities	(196)	(415)
Deferred revenue	108	(177)
Operating lease liabilities	(15)	33
Other liabilities	(137)	(63)
Net cash used in operating activities	(2,803)	(3,829)
Investing activities
Purchases of marketable securities	(4,221)	(4,641)
Proceeds from maturities of marketable securities	4,634	4,648
Proceeds from sales of marketable securities	1,744	3,010
Purchases of property, plant and equipment	(153)	(529)
Purchase of intangible asset	(10)	—
Net cash provided by investing activities	1,994	2,488
Financing activities
Proceeds from issuance of common stock through equity plans	19	55
Tax payments related to net share settlements on equity awards	(1)	—
Changes in financing lease liabilities	(6)	4
Net cash provided by financing activities	12	59
Effect of changes in exchange rates on cash and cash equivalents	2	1
Net decrease in cash, cash equivalents and restricted cash	(795)	(1,281)
Cash, cash equivalents and restricted cash, beginning of year	1,929	2,928
Cash, cash equivalents and restricted cash, end of period	$1,134	$1,647

Spikevax®, mRESVIA® and mNEXSPIKE® are registered trademarks of Moderna.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: Moderna's 2025 financial framework, including its expected revenue range, operating expenses and year-end cash balance; demand for Moderna's products and Moderna's ability to drive future sales growth; Moderna's continued cost discipline; anticipated regulatory filings and potential approvals; and anticipated milestones for Moderna's pipeline programs, including potential near-term catalysts. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.
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Moderna Contacts
Media:
Chris Ridley
Head of Global Media Relations
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.